                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                LONGS DRUG STORES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                LONGS DRUG STORES CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 [LETTERHEAD]



                                                                April 17, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     Enclosed for filing by EDGAR is our Proxy Statement and form of proxy. Definitive copies of the Proxy Statement are being sent to the shareholders on Friday, April 18, 1997.

                                       Yours very truly,

                                       LONGS DRUG STORES CORPORATION

                                       /s/ Orlo D. Jones
                                       ----------------------------
                                       Orlo D. Jones
                                       Secretary

ODJ/bak
Encl.

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                      [LONGS DRUG STORES CORPORATION LOGO]

    The Annual Meeting of Shareholders of Longs Drug Stores Corporation will be held at the Regional Center for the Arts, 1601 Civic Drive, Walnut Creek, California, on Tuesday, May 20, 1997, at 11:00 a.m., for the purposes of (1) electing five directors; and (2) transacting such other business as may properly be brought before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on Tuesday, April 8, 1997, will be entitled to vote at the meeting.

    If you are unable to be present, you are requested to vote your shares by signing the enclosed proxy and returning it in the envelope provided.

Walnut Creek, California
April 18, 1997

                                                   ORLO D. JONES
                                                   Secretary

                      [LONGS DRUG STORES CORPORATION LOGO]

                               EXECUTIVE OFFICES
                             141 NORTH CIVIC DRIVE
                         WALNUT CREEK, CALIFORNIA 94596

                                PROXY STATEMENT

    The following information is submitted concerning the enclosed proxy and the matters to be acted upon at the Annual Meeting of Shareholders of Longs Drug Stores Corporation (the "Company") to be held on May 20, 1997, or any adjournment thereof, pursuant to the Notice of said meeting.

    The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is April 18, 1997.

                          INFORMATION CONCERNING PROXY

    The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

    D.F. King & Co., Inc. has been engaged to assist in the solicitation of proxies from brokers, banks, institutions, and other shareholders for an anticipated fee of approximately $5,500, plus reasonable out-of-pocket costs and expenses. Certain directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, telegraph, or personal interview. The entire cost of solicitation of proxies will be borne by the Company.

    As of April 8, 1997, the Company had 39,267,618 shares of Common Stock outstanding. Only shareholders of record at the close of business on April 8, 1997, will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to one vote. A plurality of all the votes cast at the meeting, with a quorum present, is sufficient to elect a director. Abstentions and broker non-votes will not be considered votes cast for the purposes of electing directors.

 SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

    The following table presents the number of shares of the Company's Common Stock owned beneficially as of April 8, 1997, by each director and nominee, each of the five most highly compensated executive officers for the fiscal year ended January 30, 1997, and all directors and executive officers as a group, and by all other persons known by the Company to beneficially own more than 5% of the Company's Common Stock.

                                                                      SHARES BENEFICIALLY
                                                                           OWNED(1)
                                                                  ---------------------------
NAME(2)                                                            COMMON STOCK   % OF CLASS
----------------------------------------------------------------  --------------  -----------
Robert M. Long..................................................      4,236,426(3)      10.79%
Vera M. Long....................................................      3,878,300(4)       9.88%
Thomas J. Long Foundation.......................................      2,344,010(5)       5.97%
J.M. Long Foundation............................................      1,152,626(6)       2.94%
Ariel Capital Management, Inc...................................      2,129,230(7)       5.42%
Bill M. Brandon.................................................         36,366        *
Richard M. Brooks...............................................          4,200        *
William G. Combs................................................         10,894        *
David G. DeSchane...............................................         45,000        *
Edward E. Johnston..............................................          1,000        *
Orlo D. Jones...................................................         21,346        *
Mary S. Metz....................................................            260        *
Ronald A. Plomgren..............................................        191,307(8)      *
Stephen D. Roath................................................         70,428        *
Gerald H. Saito.................................................         22,370        *
Harold R. Somerset..............................................            200        *
Donald L. Sorby.................................................            200        *
Thomas R. Sweeney...............................................         19,088        *
Frederick E. Trotter............................................            600        *
All directors and executive officers as a group (20 persons)....      8,264,619(9)      21.05%
Employee Profit Sharing Plan....................................      7,806,356(10)      19.88%

------------------------

*   Less than 1%

(1) Participants in the Employee Profit Sharing Plan have the right to direct the trustee as to the voting of the shares of the Company's Common Stock that have been allocated to their respective stock accounts, and as such have voting power with respect thereto. The beneficial ownership of each individual included in this table who is a participant in the plan includes the shares held in that person's stock accounts under the plan. The aggregate number of shares so included for all such individuals is 78,993 and the maximum so included for any individual is 18,828. See note 10 below. Beneficial ownership also includes the shares of restricted stock held by executive officers in respect of which shares the executive officers have voting power. See note 1 to the Summary Compensation Table on page 5 for the shares of restricted stock held by the listed executive officers. The persons named in this table have sole voting and investment powers with respect to the shares indicated, except as otherwise noted and subject to community property laws, where applicable.

(2) Except as otherwise noted, the address for all beneficial owners of more than five percent of the Company's stock is P.O. Box 5222, Walnut Creek, California 94596.

(3) Includes 223,178 shares held in fiduciary for family members and other relatives for which R.M. Long has sole voting and investment power and 86,844 shares held in fiduciary capacity for family members for which R.M. Long has shared voting and investment power with E. Long. Excludes 15,682 shares held by family members. R.M. Long disclaims beneficial ownership of all shares referenced above. Also includes 3,000,000 shares held in fiduciary capacity for which R.M. Long has sole voting power and shared investment power with V.M. Long. Includes 100,000 shares held in a fiduciary capacity for which R.M. Long has shared voting and investment power.

 (4) Includes 3,000,000 shares as to which V.M. Long shares investment power with R.M. Long. Such shares appear in the table for both V.M. Long and R.M. Long.

 (5) T.R. Sweeney and W.G. Combs, with others, serve as co-trustees of the Thomas J. Long Foundation, and therefore share investment and voting power over these 2,344,010 shares. These shares are not included in the table for any of these individuals and each of them disclaims beneficial ownership thereof.

 (6) Four of the five co-trustees of the J.M. Long Foundation include R.M. Long, W.G. Combs, O.D. Jones, and S.D. Roath and they therefore share, with all co-trustees, investment and voting power over these 1,152,626 shares. These shares are not included in the table for any of these individuals and each of them disclaims beneficial ownership thereof.

 (7) The address of Ariel Capital Management, Inc., is 307 N. Michigan Avenue, Chicago, Illinois 60601.

 (8) Does not include certain shares held by the Employee Profit Sharing Plan in respect of which R.A. Plomgren may have shared voting power by virtue of his membership on the Policy Committee of such plan, and of which he disclaims beneficial ownership. Includes 100,000 shares held in a fiduciary capacity for which R.A. Plomgren has shared voting and investment power.

 (9)  Includes  2,344,010  shares held  by  the  Thomas J.  Long  Foundation and
    1,152,626 shares held by the J.M. Long Foundation because certain of the trustees of each entity are directors or executive officers of the Company.

(10) Merrill Lynch Trust Company of California is trustee of the Employee Profit Sharing Plan. Shares allocated to a plan member's account are voted by the plan member. Shares which are not allocated to a plan member's account, and shares which are allocated to a plan member's account but for which the trustee does not timely receive voting instructions, are voted by the trustee in the same proportion as those shares for which the trustee properly received directions. On March 31, 1997, the aggregate number of unallocated shares in the plan was 310,044.

                         ITEM 1. ELECTION OF DIRECTORS

    The Board of Directors consists of thirteen members, divided into three classes. Five directors, as set forth below, are to be elected at the Annual Meeting. The remaining eight directors will continue to serve as set forth below. The proxy holders will vote the proxies received by them for the following five nominees for the terms set below and until their successors are duly elected and qualified (unless authorization to vote for election of directors has been withheld). The five nominees receiving the greatest number of votes will be elected as directors of the Company. The Company is unaware of any nominee who would be unavailable to serve if elected. In the event that any nominee shall be unable to serve, the proxies will be voted by the proxy holders for such other person as may be designated by the Board of Directors.

    The following sets forth information as to each nominee for election at this meeting and each director continuing in office, including their ages, present principal occupations and those held during the last five years, directorships in other publicly held corporations, membership in committees of the Board of Direc-tors, and the year in which each first became a director of the Company. All occupations listed refer to the Company unless otherwise stated.

                     NOMINEES FOR ELECTION AT THIS MEETING:
                           (TERMS TO EXPIRE MAY 2000)

        E.E. Johnston, 79, Insurance Consultant and Director. Mr. Johnston is a member of the Audit Committee, the Stock Investment Committee, the Nominating Committee, and the Stock Bonus and Compensation Review Committee. He has been a Director of the Company since 1980.

        M.S. Metz, Ph.D., 59, Dean, U.C. Berkeley Extension; and Director. Dr. Metz is a Director of Pacific Gas and Electric Company, Union Bank, and Pacific Telesis Group. Dr. Metz is a member of the Audit Committee and the Stock Bonus and Compensation Review Committee. She has been a Director of the Company since 1991.

        S.D. Roath, 56, President and Director. He has been a Director of the Company since 1979.

        G.H. Saito, 52, Senior Vice President and District Manager; and Director. Prior thereto he was Vice President and District Manager; prior thereto he was Assistant Secretary and District Manager. He has been a Director of the Company since 1995.

        T.R. Sweeney, 58, Retired Vice President and District Manager of the Company; and Director. He has been a Director of the Company since 1978.

                 DIRECTORS WHOSE PRESENT TERMS EXPIRE MAY 1998:

        R.M. Long, 58, Chairman of the Board, Chief Executive Officer, and Director. Mr. Long chairs the Nominating Committee. He has been a Director of the Company since 1968.

        R.A.  Plomgren, 63, Senior  Vice President--Development, Chief Financial
    Officer,   and    Director.   Prior    thereto    he   was    Senior    Vice
    President--Development. He has been a Director of the Company since 1972.

        H.R. Somerset, 61, Business Consultant and Director. Prior thereto he was President and Chief Executive Officer of California and Hawaiian Sugar Company. Mr. Somerset is a Director of PLM International, Inc., Cornnuts, Inc., and Brown and Caldwell. Mr. Somerset chairs the Stock Bonus and Compensation Review Committee and is a member of the Audit Committee and the Stock Investment Committee. He has been a Director of the Company since 1992.

        F.E. Trotter, 66, President, F.E. Trotter, Inc.; and Director. Mr. Trotter is a Director of Bancorp Hawaii, Inc., Bank of Hawaii, Maui Land and Pineapple Co., and Rehabilitation Hospital of the Pacific. Mr. Trotter is a member of the Audit Committee. He has been a Director of the Company since 1989.

                 DIRECTORS WHOSE PRESENT TERMS EXPIRE MAY 1999:

        R.M. Brooks, 68, Financial Consultant and Director. Mr. Brooks is a Director of BEI Electronics, Inc., and Granite Construction, Inc. Mr. Brooks chairs the Audit Committee and the Stock Investment Committee, and is a member of the Stock Bonus and Compensation Review Committee and the Nominating Committee. He has been a Director of the Company since 1988.

        W.G. Combs, 66, Retired Vice President--Administration of the Company; and Director. Prior thereto he was Vice President--Administration of the Company; prior thereto he was Vice President-- Administration and Treasurer of the Company. He has been a Director of the Company since 1980.

        D.G. DeSchane, 72, Retired Vice President and District Manager of the Company; and Director. Mr. DeSchane is a member of the Stock Bonus and Compensation Review Committee. He has been a Director of the Company since 1990.

        D.L. Sorby, Ph.D., 63, Pharmaceutical Consultant and Director. Prior thereto he was Dean Emeritus at the School of Pharmacy at the University of the Pacific. Dr. Sorby is a member of the Audit Committee. He has been a Director of the Company since 1995.

                             THE BOARD OF DIRECTORS

    During the fiscal year ended January 30, 1997, the Board of Directors met six times. During the fiscal year, each director attended more than 75% of all meetings of the Board and the Committees upon which they served.

                            COMMITTEES OF THE BOARD

    The Audit Committee is composed entirely of non-employee directors. The current Committee members are R.M. Brooks (Chairman), D.L. Sorby, H.R. Somerset, F.E. Trotter, M.S. Metz. and E.E. Johnston. The Audit Committee's primary functions are to monitor the Company's accounting, financial reporting, and control procedures, and to recommend the independent certified public accountants to be selected by the Company. The Committee met two times during the fiscal year ended January 30, 1997.

    The Stock Bonus and Compensation Review Committee establishes compensation for the Company's senior executive officers and administers the Company's long-term incentive plans. The current Committee members are H.R. Somerset (Chairman), D.G. DeSchane, E.E. Johnston, M.S. Metz, and R.M. Brooks. The Committee met two times during the fiscal year ended January 30, 1997.

    The Nominating Committee recommends to the Board of Directors candidates for directors of the Company. The Committee will consider qualified candidates, including those submitted by shareholders. Shareholder recommendations may be submitted to the Secretary in accordance with the Company's Bylaws. The Committee met once during the fiscal year ended January 30, 1997. The current Committee members are R.M. Long (Chairman), R.M. Brooks, and E.E. Johnston.

    The Stock Investment Committee is responsible for authorizing the purchase and sale by the Corporation, or by its subsidiary, Longs Drug Stores California, Inc. ("Subsidiary"), or by the Employee Profit Sharing Plan of the Subsidiary, of shares of the Corporation's Common Stock. The Committee met four times during the fiscal year ended January 30, 1997. The current Committee members are R.M. Brooks (Chairman), H.R. Somerset, and E.E. Johnston.

                             EXECUTIVE COMPENSATION

    The table below sets forth the compensation earned by the following persons during the fiscal years ended January 30, 1997, January 25, 1996, and January 26, 1995, for services rendered in all capacities to the Company and its subsidiaries: (i) the chief executive officer (CEO) of the company, and (ii) the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                 ANNUAL COMPENSATION               AWARDS
                                                          ----------------------------------   --------------
                                                                                OTHER ANNUAL     RESTRICTED         ALL OTHER
                                                 FISCAL                         COMPENSATION       STOCK          COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR    SALARY($)   BONUS($)      ($)        AWARD(S)(1)($)        (2)($)
-----------------------------------------------  ------   ---------   --------  ------------   --------------   -----------------
R.M. Long--CEO & Chairman of the Board            1997    $ 150,000   $306,451     $2,986         $ 49,200           $3,045
                                                  1996      100,000    291,479      2,451           36,500            3,099
                                                  1995      100,000    255,670      2,309          107,125            3,024
S.D. Roath--President                             1997    $ 150,000   $306,451     $2,986         $ 49,200           $3,045
                                                  1996      100,000    291,479      2,451           36,500            3,099
                                                  1995      100,000    255,372      2,309          107,125            3,024
R.A. Plomgren--Senior Vice                        1997    $  90,000   $192,951     $2,986         $ 39,360           $3,045
President--Development                            1996       90,000    183,524      2,451           29,200            3,099
                                                  1995       90,000    160,980      2,309          100,400            3,024
O.D. Jones--Senior Vice President--Properties     1997    $  90,000   $170,251     $2,986         $ 36,900           $3,045
                                                  1996       90,000    161,934      2,451           27,375            3,099
                                                  1995       90,000    142,040      2,309           98,719            3,024
B.M. Brandon--Senior Vice President               1997    $  80,000   $147,548     $2,986         $ 36,900           $3,045
                                                  1996       80,000    140,339      2,451           27,375            3,099
                                                  1995       80,000    123,090      2,309           98,719            3,024
--------------------------------------------------------------------------------------------------

------------------------
(1) The number and value (based on  the last reported sale price on January  30,
    1997), of the aggregate restricted stock holders of the named executive officers at the end of fiscal 1997 were: R.M. Long, 6,400 shares ($158,400); S.D. Roath, 6,400 shares ($158,400): R.A. Plomgren, 5,920 shares ($146,520);
    O.D. Jones, 5,800 shares ($143,550);and B.M. Brandon, 5,800 shares ($143,550). Dividends paid on restricted shares are retained by the Company and, when the restricted shares vest, the retained dividends thereon, plus interest earned from the Company's investment of dividends, are paid to the recipient.

(2) Comprised entirely of company contributions for the indicated year that were allocated to the named executive officer's account in the Employee Profit Sharing Plan.

                            DIRECTORS' COMPENSATION

    Directors who are employees of the Company or any subsidiary of the Company receive no additional compensation for their services as directors. Each other member of the Board is paid an annual retainer of $30,000 plus a fee of $900 for each Board meeting attended. Each director who is not an employee of the Company or any subsidiary of the Company receives $900 for each Committee meeting attended; provided, however, if more than one meeting is scheduled for the same day, the fee paid for any individual additional meeting is one-half (1/2) the amount of the meeting day. Each Committee Chairman receives an additional annual fee of $4,000 for each such position held, and each Committee member receives an additional annual fee of $1,000 for each committee upon which they serve.

                             TERMINATION AGREEMENTS

    The Subsidiary has entered into Agreements with the officers identified in the table under the caption "Executive Compensation" on page 5, and with 364 other officers and key employees of the Subsidiary, which Agreement provides for severance payments to such officers and employees. As to R.M. Long and S.D. Roath, provisions of the Agreement go into effect in the event of their discharge or resignation from the Subsidiary on or within two years after a Change in Control (as defined). As to R.A. Plomgren, O.D. Jones, and B.M. Brandon, provisions of the Agreement go into effect in the event of discharge by the Subsidiary on or within two years after a Change in Control (as defined) or by resignation on or after but less than 180 days after the date of a Change in Control, provided that such resignation was preceded by a material and detrimental alteration in the executive's position, responsibilities, compensation, or benefits from those in effect immediately prior to the Change in Control, or by resignation at any time within the period commencing 180 days after the date of Change in Control and ending two years after the date of such Change in Control. Change in Control means i) any change in the ownership or effective control of the Company or the Subsidiary, or ii) any change in the ownership of a substantial portion of the assets of the Company or the Subsidiary, all within the meaning of Section 280(G) of the Internal Revenue Code of 1986, as amended to date, or any successor provision thereto, regulations (including temporary and proposed regulations) promulgated thereunder and judicial interpretations of Section 280(G) and the regulations.

    If a Change in Control had occurred on December 31, 1996, and all executives and other employees covered by the Agreements had been discharged by the Company, Messrs. R.M. Long, S.D. Roath, R.A. Plomgren, O.D. Jones and B.M. Brandon would have been entitled to receive $1,330,550, $1,429,888, $890,335, $797,596, and $754,568, respectively. All other officers and employees covered by the Agreements would have been entitled to receive $79,288,699.

                           REPORT OF THE STOCK BONUS
                       AND COMPENSATION REVIEW COMMITTEE

    The Stock Bonus and Compensation Review Committee consists of five members of the Board, none of whom is an employee of the Company. One member, D.G. DeSchane, who retired in 1988, is a former officer of the Company. The purpose of the Committee is to establish compensation for the Company's executive officers and to administer the Company's long-term incentive plans.

    In compensating executives, including the Chief Executive Officer, the Company's policy has been to employ a straightforward compensation program under which a significant portion of compensation is tied to the Company's performance. Given the stability of the senior management team, the Committee believes this approach provides an appropriate incentive to senior management to continually strive to increase long-term profitability. The Committee recognizes that management compensation is a key ingredient in attracting and retaining capable leadership and that the compensation program must afford members of senior management the opportunity to earn levels of compensation that they will find acceptable.

    The major components of executive compensation consist of base salary, bonus, and awards under the Company's incentive equity plans. Base annual salaries for executive officers are set at levels that the Committee believes, based on its study of comparative industry data, are relatively low for the senior management of large, publicly traded retail businesses. The companies surveyed for the sake of this comparison have included virtually all of the peer group companies included in the chart appearing under

"Performance Graph" on page 8, and certain additional grocery and general merchandise retailers, although the precise group of companies surveyed may vary slightly from year to year. Base annual salaries for executive officers in the fiscal year ended January 30, 1997, ranged from $72,450 to $150,000.

    The more significant component of cash compensation is the Company's bonus program. Under this program the Committee establishes an applicable percentage of the Company's operating income before provisions ("OIBP") for each executive officer at the beginning of each year. OIBP is, essentially, earnings before taxes, profit sharing contributions, senior officer bonuses, and any required LIFO adjustment. The bonus program is designed to produce cash compensation that the Committee believes is below the mid-level of the range of annual compensation for senior management in large, publicly traded retail businesses if the Company achieves target levels of OIBP. The applicable percentages are arrived at on the basis of the percentage of budgeted OIBP necessary to reach the target range. A cash bonus is paid quarterly to the officer in the amount of his applicable percentage of OIBP for that quarter. Bonuses for executive officers in fiscal 1997 ranged from $96,475 to $306,451. These bonuses accounted for approximately 64% of total cash compensation for all executive officers. The Committee has not established limits on the percentage of cash compensation that may consist of these bonuses.

    The third component of executive compensation is the periodic granting of equity based awards under the Company's Long-Term Incentive Plan of 1987 and the 1995 Long-Term Incentive Plan. Awards under these plans can include restricted stock, stock options, performance shares and stock appreciation rights and can be made to key employees, including executive officers, key general office employees and the top three managers in most stores. These plans are intended to provide compensation that will be an incentive to key employees to enhance the profitable growth of the Company and the value of its common stock. While the range of award sizes among participants has been relatively modest, the difference in size of awards under the plans has been based primarily on the general level of responsibility of the recipient. The Committee may also consider subjective factors on a case by case basis as it believes to be in the Company's best interests. Awards made under the plans have been a relatively small component of executive officer compensation. Since the adoption of the 1987 plan through the end of fiscal 1997, an aggregate of 30,400 shares of restricted stock has been awarded to the President. Awards, in the aggregate, ranging from 14,000 to 20,400 shares of restricted stock have been made to each other executive officer, including the Chief Executive Officer. Approximately 720,000 additional shares of restricted stock have been granted to a total of 1,076 other recipients under the plans.

    The compensation for the Company's Chief Executive Officer in fiscal 1997 was established in accordance with the foregoing procedures. The increase in the Chief Executive Officer's base salary was approved as a result of the Committee's determination that the Chief Executive Officer's and the President's base salaries had fallen substantially below that revealed in the comparative industry survey referred to above in this report. Base salary for fiscal 1997 was 33% of Mr. Longs' aggregate salary and bonus. Mr. Longs' applicable percentage in 1997 was unchanged from that of the prior year, with the increase in bonus resulting from the increase in OIBP attained in 1997. In awarding restricted stock to Mr. Long in fiscal 1997, the Committee was aware of Mr. Longs' substantial shareholdings in the Company. The Committee believed that his award was appropriate in light of Mr. Longs' overall level of compensation and the level of awards made to the other executive officers and key employees.

H.R. Somerset (Chairman)                   D.G. DeSchane
E.E. Johnston                              R.M. Brooks
M.S. Metz

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Stock Bonus and Compensation Review Committee consists of five members of the Board, none of whom is an employee of the Company. One member, D.G. DeSchane, who retired in 1988, is a former officer of the Company. The other members of the committee are R.M. Brooks, E.E. Johnston, M.S. Metz, and H.R. Somerset.

                               PERFORMANCE GRAPH

    The graph below indicates the cumulative total shareholder return, including reinvestment of dividends over the last five fiscal years. The stock price performance shown is not necessarily indicative of future price performance.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
         LONGS DRUG STORES, S&P 500 INDEX, AND NATIONAL ASSOCIATION OF
                 CHAIN DRUG STORES ("NACDS") PEER GROUP INDEX.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           LONGS DRUG STORES    S&P 500    NACDS PEER GROUP INDEX
Jan-92                 100.00     100.00                     100.00
Jan-93                 101.46     111.00                     104.00
Jan-94                  96.22     125.00                     105.00
Jan-95                  97.29     125.00                     132.00
Jan-96                 138.49     174.00                     188.00
Jan-97                 152.19     220.00                     229.00

    * The  NACDS Peer Group  Index is comprised  of the following companies:
      Arbor Drugs, Inc.; Big B, Inc.; Drug Emporium, Inc.; Genovese Drug Stores, Inc.; Longs Drug Stores; Revco D.S., Inc.; Rite Aid Corporation; and Walgreen Co.

                              FINANCIAL STATEMENTS

    The Annual Report of the Company, including financial statements for the fiscal year ended January 30, 1997, is being mailed to all shareholders concurrently with the mailing of this Proxy Statement. A copy of the Company's Form 10-K for such fiscal year may be obtained without charge by writing to Longs Drug Stores Corporation, Attention: Corporate Treasurer, 141 North Civic Drive, Walnut Creek, California 94596.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission
(SEC). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, the Company believes that for the fiscal year ended January 30, 1997, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except for one late filing of notice reporting a sale of the Company's Common Stock in a prior year by G.L. White, Controller.

                          CERTIFIED PUBLIC ACCOUNTANTS

    The firm of Deloitte & Touche LLP was engaged as certified public accountants for the fiscal year ended January 30, 1997. The Board of Directors, on recommendation of its Audit Committee, has retained the firm for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                SHAREHOLDER'S PROPOSALS FOR 1998 ANNUAL MEETING

    Under the rules of the Securities Exchange Commission, in order for a shareholder's proposal to be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders, such proposal must be received at the Company's Executive Offices at 141 North Civic Drive, Post Office Box 5222, Walnut Creek, California 94596, Attention: Corporate Secretary, no later than the close of business on December 19, 1997. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which shareholders must provide to the Secretary of the Company for any matter to be properly presented at a shareholders meeting.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no business other than that described above to be presented for action at the meeting, but it is intended that all proxies will be exercised upon any other matters and proposals that may properly come before the meeting or any adjournment thereof, in accordance with the direction of the persons named therein.

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PROXY CARD                                                      PROXY CARD

                          LONGS DRUG STORES CORPORATION
                141 North Civic Drive, Walnut Creek, California

                   ANNUAL MEETING OF SHAREHOLDERS--MAY 20, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints R.M. LONG, S.D. ROATH, R.A. PLOMGREN and each of them proxies for the undersigned, with the powers the undersigned would possess if personally present and with full power of substitution to act and to vote, as designated below, all the shares of the undersigned in Longs Drug Stores Corporation, at the Annual Meeting of its Shareholders to be held on Tuesday, May 20, 1997, at 11:00 A.M., and at any adjournment thereof. In the absence of instructions from me my proxies will vote for all nominees in Proposal 1. My proxies may vote according to their discretion on any other matter which may properly come before the meeting.

This card also provides voting instructions to the trustee of the Longs Drug Stores California, Inc. Employee Profit Sharing Plan. The trustee will vote, as indicated on the reverse side of this card, the shares of common stock credited to my account under the Plan.

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
                                                           Please mark
                                                           your vote as  / x /
                                                           indicated in
                                                           this example


PROPOSAL 1.
                                     WITHHELD
                            FOR       FOR ALL
1. ELECTION OF DIRECTORS    / /         / /
   NOMINEES:

   E. E. Johnston
   M. S. Metz
   S. D. Roath
   G. H. Saito
   T. R. Sweeney

WITHHELD FOR: (Write that nominee s name in the space provided below)


_______________________________________________



        Signature(s) ___________________________________________  Date_________

        Please sign exactly as name(s) appear(s) hereon. If acting as executor, administrator, trustee, guardian, etc., you should so indicate in signing. If the shareholder is a corporation, please sign the full corporation name, by duly authorized officer. If shares are held jointly, each shareholder named should sign, date and promptly return this card in the envelope provided.

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